EXHIBIT 99.1
Countrywide Financial Corporation Appoints David Sambol President & Chief
Operating Officer
Stanford L. Kurland to Step Down
CALABASAS, Calif., [September 8, 2006] – Countrywide Financial Corporation (NYSE:CFC) announced today that it has appointed David Sambol as President and Chief Operating Officer. Additionally, Stanford L. Kurland will step down from his current role and will leave the Company.
A 21-year veteran of Countrywide, Mr. Sambol most recently served as Executive Managing Director of Business Segment Operations, and has led all revenue generating functions of the Company since assuming that post, including serving as President and Chief Operating Officer of Countrywide Home Loans (“CHL”), which is the Company’s principal mortgage originations and servicing subsidiary. He has also had oversight responsibility for Countrywide Bank, Countrywide Insurance Group, Countrywide Capital Markets (“CCM”) and Countrywide’s Global Operations.
In addition to overseeing all of Countrywide’s revenue generating business units, Mr. Sambol’s responsibilities currently include leadership of corporate operational and support units comprised of Administration, Marketing and Corporate Communications and Enterprise Operations and Technology. Mr. Sambol is a member of the Executive Committee of Countrywide Financial Corporation. In his new position as President and Chief Operating Officer of Countrywide Financial Corporation, Mr. Sambol will be responsible for leading all operations of the Company.
Mr. Sambol began his career with the Company as a director of internal audit. Prior to joining Countrywide, Mr. Sambol served as a Certified Public Accountant with the accounting firm of Ernst & Whinney.
“Dave Sambol is an extremely talented operations executive and entrepreneur, and he has been one of the driving forces behind the Company’s extraordinary growth during the past five years,” said Chairman & CEO Angelo R. Mozilo. “He possesses the unique combination of business building, operations, and risk management skills to lead Countrywide’s day-to-day operations and carry it through the challenges and opportunities of both the current and future business environments,” added Mr. Mozilo.
Mr. Sambol has been instrumental in building Countrywide’s mortgage business into becoming the leading mortgage lender in the financial services industry. Under his leadership, Countrywide Home Loans has expanded to become the most comprehensive end-to-end platform in the industry, with the largest market share growth of any mortgage lender in the United States. Countrywide’s mortgage market share has grown from 6% at the end of 2000 when Mr. Sambol assumed oversight of CHL, to more than 15% at the end of 2005.
Mr. Sambol also established Countrywide Capital Markets, and served as its President and Chief Executive Officer. Under his direction, CCM has become one of the nation’s leading fixed income securities firms. In 2005 CCM traded $3 trillion in securities and generated pre-tax earnings of $452 million.
“Countrywide’s continued growth and success will be fueled by the same drivers that have propelled our historic success: our customer-centric business philosophy, our performance-driven culture, continuous enhancement of our business processes, and our effective governance and risk-management framework,” said Mr. Sambol.
“Our focus on real estate finance and related activities is Countrywide’s most powerful competitive advantage, and we plan to maintain our focus on the Company’s core businesses and leverage our unique capabilities to capitalize on the ongoing consolidation in our industry,” added Mr. Sambol.
The Company also announced that Stanford L. Kurland will step down from his role as President and Chief Operating Officer, and will leave the Company. Mr. Kurland’s career at Countrywide spans 28 years, during which he served in a number of different roles. “Stan has made significant contributions to Countrywide’s success,” said Chairman and CEO Mozilo. “On behalf of Countrywide, we thank Stan for his years of service to the Company and wish him well in his future endeavors,” added Mr. Mozilo.
About Countrywide Financial Corporation
Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
Contact Information
For media inquiries:
Corporate Communications
800-796-8448
pressroom@countrywide.com
For investor inquiries:
Investor Relations
818-225-3550
ir@countrywide.com
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